Exhibit 99.1

Item 1. Business.

The Company

We provide a comprehensive set of solutions for financial business process management (fBPM). Our software products and services enable organizations to automate, manage, standardize and control transaction-based processes across the enterprise, particularly those that involve making and collecting payments, sending and receiving invoices, generating business documents and conducting electronic banking. We offer software designed to run on-site at the customer’s location as well as hosted solutions.

Our end-to-end products complement and leverage our customers’ existing information systems, accounting applications and banking relationships. As a result, our solutions can be deployed quickly and efficiently. To help our customers receive the maximum value from our products and meet their own particular needs, we also provide professional services for installation, training, consulting and product enhancement. Additionally, we offer our customers a broad range of equipment and supplies products that complement their laser check printing systems.

Bottomline was originally organized as a New Hampshire corporation in 1989 and was reincorporated as a Delaware corporation in August 1997. We maintain our corporate headquarters in Portsmouth, New Hampshire and our International headquarters in Reading, England. We maintain a Web site with the address www.bottomline.com. Our Web site includes links to our Code of Business Conduct and Ethics, and our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee charters. We are not including the information contained in our Web site as part of, or incorporating it by reference into, this Annual Report on Form 10-K. We make available free of charge, through our Web site, our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and amendments to these reports, as soon as reasonably practical after such material is electronically filed with, or furnished to, the Securities and Exchange Commission (SEC).

Strategy

Our objective is to be the leading global provider of fBPM software solutions and services. Key elements of our strategy include the following:

•	Sustained revenue and earnings growth. We believe that we can achieve long-term revenue expansion by continuing to execute on the opportunities in our markets. We have launched new products, which we expect will drive future revenue growth. In addition, we expect to increase our revenues from recurring sources over time and, as our revenues from hosted solutions grow, increase our margins.

•	Continue to sell services and products that drive recurring revenues. We currently derive recurring revenues from a number of sources, such as our hosted solutions, which include our Legal eXchange® offering, a service which allows customers an electronic means of receiving and reviewing legal services invoices. In addition, we offer hosting and subscription based pricing for certain software products. We intend to continue to market these offerings, as well as to develop or acquire other offerings, which we believe will increase our recurring revenues.

•	Provide a migration path to electronic financial transactions. Our products allow customers to transition from traditional paper-based financial processes and documents to electronic processes and documents at their own pace. We believe that this enables us to respond to specific needs of organizations regardless of how rapidly they plan to adopt new technologies. We intend to exploit this ability both to sell to a broad range of customers with different business process needs and to sustain continuing revenues as customers convert to electronic processing at their own pace.

•	Focus on sales of software and hosted services for the new UK electronic payment standard. A new electronic payment standard has been adopted in the United Kingdom (UK) called BACSTEL-IP. All UK businesses that use electronic payments are required to utilize this new standard by the end of 2005. We intend to focus our UK sales and marketing efforts around this change and expect to derive revenues from both existing and new customers as they migrate to this new standard.

•	Develop lasting relationships with large enterprises. Large enterprises represent an opportunity for us to sell a number of products and services over a sustained period of time. Accordingly, we intend to focus a portion of our sales and marketing efforts on developing and extending our relationships with certain large organizations.

•	Deploy US-developed products in the UK, European and global markets. Our products are designed for use in global markets, allowing us to realize economies of scale in our development functions. We intend to continue to migrate UK customers to products initially developed for the United States (US) market by offering these customers additional functionality and benefits. We intend to leverage our local knowledge and presence in these markets to remain competitive.

•	Develop new products and services. We believe that product features and functions are important competitive factors in our targeted markets and therefore we intend to continue to develop new products and services, which leverage our existing offerings and customer base.

•	Pursue strategic acquisitions. We intend to continue to pursue opportunities to acquire businesses that will add customers, distribution, complementary technologies or services, or provide other benefits.

Products and Services

Payments and Payments Lifecycle Management

We offer payment systems capable of producing a wide variety of domestic and international payment instructions along with consolidated bank reporting of cash activity, including Automated Clearing House (ACH), Financial Electronic Data Interchange (EDI), Fed Wire transfer, BACS (ACH for UK payments) and BACSTEL-IP, as well as SWIFT messaging and paper checks in most currencies. Our products help customers reduce administrative expenses and strengthen control and fraud protection. Our web-based systems can gather and access via the Internet payment and bank account information, including account totals and detailed transaction data, providing improved workflow, financial reporting and bank communications. We also offer hosted solutions that allow our customers to outsource their payment processing.

Invoice Receipt and Invoice Presentment Management

We offer web-based invoice processing systems for businesses that reduce administrative costs by allowing organizations to electronically send, receive and manage invoices.

We also offer a payer side solution, In View A/P, which electronically aggregates, formats and transfers invoice data into customers’ accounting systems. For vendors unable to provide electronic files, a browser-accessed manual payment request screen lets them create “electronic invoices” on demand. Our biller-side product, NTX, is a secure, business-to-business electronic invoice presentment and payment system that allows organizations to present invoices and invoicing information, accommodate internal workflows for review and approval, provide online dispute resolution and accept payments over the Internet.

Our legal bill receipt service, Legal eXchange®, automates the receipt, reconciliation, review, approval and management of legal invoices. The Legal eXchange® system incorporates a rules engine, helping to ensure that charges are in conformity with preset billing parameters.

Document Output and Archive Management

Our electronic document solution, Create!form, offers advanced design, output formatting and delivery to allow organizations to streamline their business communications by replacing pre-printed forms with more efficient, attractive and cost-effective customized electronic documents. Our solutions allow customers to centrally manage, distribute and archive business documents such as invoices, checks, statements, purchase orders and other transactional documents. These products give customers the flexibility to select the most effective means of delivery, whether via the web, print, fax or archive, and to integrate these products with existing enterprise software applications.

Electronic Banking

Our electronic banking solutions allow financial service providers to deploy Internet-based services. Our software interfaces directly to a multitude of in-house systems to provide efficient application integration across one or more financial institutions. Our solutions support a variety of cash management functions, including balance and transaction reporting, lockbox reporting, controlled disbursements, positive pay, check imaging, stop payments, and a broad array of electronic funds transfer instructions. Real-time host links enable financial institutions to provide their corporate customers with up-to-the-minute access to critical data.

Professional Services

Our teams of service professionals draw on extensive experience to provide consulting, project implementation and training services to our clients. By easing the implementation of our products, these services help our customers accelerate the time to value. By improving the overall customer experience, these services help us retain customers and drive future revenues.

Equipment and Supplies

We offer consumable products for laser check printing, including magnetic ink character recognition toner and blank-paper check stock. We also provide printers and printer-related equipment, primarily through arrangements with our hardware vendors, to complement our software product offerings.

Product Development and Engineering

Our product development and engineering organization included 97 employees as of June 30, 2004. We have three primary development groups: software engineering, quality assurance and technical support. We spent $13.8 million, $10.8 million, and $10.2 million on product development and engineering costs in fiscal years 2002, 2003 and 2004 globally.

Our software engineers have substantial experience in advanced software development techniques as well as extensive knowledge of the complex processes involved in business payment and invoicing systems. Our engineers participate in the Microsoft Developer Network, IBM PartnerWorld for Developers, and the Oracle Partner Developer Program. They maintain extensive knowledge of software development trends and best practices. Our technology focuses on providing business solutions utilizing industry standards, providing a path for extendibility and scalability of our products. Security, control and fraud prevention, as well as data management and information reporting, are priorities in the technology we develop and deploy.

Our quality assurance engineers have extensive knowledge of our products and expertise in software quality assurance techniques. Members of the quality assurance group make use of automated software testing tools to facilitate comprehensive and timely testing of products. The quality assurance group members participate in beta releases, including tests of new products or enhancements, and provide initial training materials for customer support and service.

Our technical support group provides all product documentation as well as technical support for released products. The technical writers are versed in current document technology and work closely with the software engineers to create and maintain documentation that is clear, current and complete. The technical support engineers are responsible for the analysis of reported software problems and work closely with customers and customer support staff. The group’s broad knowledge of our products, our technology, and our customers’ infrastructure allows them to rapidly respond to customer support needs.

Financial Information About Geographic Areas and Segments

Revenues, based on the point of sales, not the location of the customer, are as follows:

	Fiscal Year Ended June 30,
	2002		2003		2004
United States	$45,471	61.5%	$40,965	57.5%	$45,942	55.9%
United Kingdom	28,515	38.5%	30,300	42.5%	34,883	42.5%
Australia	—	—	—	—	1,307	1.6%

Total	$73,986	100.0%	$71,265	100.0%	$82,132	100.0%

At June 30, 2004, long-lived assets of $24.2 million were located in the United States, $17.7 million were located in the United Kingdom and $106,000 were located in Australia. At June 30, 2003, long-lived assets of $15.7 million were located in the United States and $14.4 million were located in the United Kingdom.

A significant and growing percentage of our revenues have been generated by our international operations. Our future growth rates and success are in part dependent on our continued growth and success in international markets. As is the case with most international operations, the success and profitability of such operations are subject to numerous risks and uncertainties including currency exchange rate fluctuations that are not hedged currently. A number of other factors could also have a negative effect on our business and results from operations outside the US, including different regulatory and industry standards and certification requirements; reduced protection for intellectual property rights in some countries; import or export licensing requirements; the complexities of foreign tax jurisdictions; and difficulties and costs of staffing and managing our foreign operations.

Segment Information

Operating segments are components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. We are presenting segment information for our year ended June 30, 2004 according to the segment descriptions below. Segment information for years prior to 2004 cannot be prepared without significant allocation of resources and expense. Accordingly, as permitted by SFAS No. 131, we are not disclosing segment information for years prior to 2004 as it is impracticable to do so.

Our operating segments are organized principally by the type of products or services offered. We have aggregated similar operating segments into three reportable segments as follows:

Licensed Technology. Our Licensed Technology segment includes licensed software products that provide a range of financial business process management solutions including making and collecting payments, sending and receiving invoices, and generating and storing business documents. This segment also includes an array of standard professional services and equipment and supplies that complement and enhance the core software products.

Outsourced Solutions. The Outsourced Solutions segment provides customers with outsourced or hosted solutions offerings that facilitate payment processing and invoice receipt and presentment. Revenue for this segment is generally recognized on a per transaction basis or proportionately over the estimated life of the contract.

Tailored Solutions. The Tailored Solutions segment includes solutions specifically designed for banking and financial institutions customers. These solutions typically involve longer implementation periods and a significant level of professional services. Due to the customized nature of these products, revenue is generally recognized on a percentage of completion basis.

Each operating segment has a separate sales force and, periodically, a sales person in one operating segment will sell products or services that are typically sold within a different operating segment. In such cases, the transaction can be recorded by the operating segment to which the sales person is assigned. Accordingly, segment results can include the results of transactions that have been allocated to a specific segment based on the contributing sales resources, rather than the nature of the product or service. As an example, a long-term, percentage of completion contract with a financial institution could be reported under the Licensed Technology segment if the sales person of record is assigned to the sales force of that segment. Conversely, a transaction can be recorded by the operating segment primarily responsible for delivery to the customer, even if the sales person is assigned to a different operating segment.

Our chief operating decision makers assess performance based on segment revenue and a segment measure of profit or loss. Each segment’s measure of profit or loss is on a pre-tax basis, and excludes acquisition-related expenses such as amortization of intangible assets, charges related to acquired in-process research and development and stock compensation expense associated with stock options assumed in prior business acquisitions. There are no inter-segment sales; accordingly the measure of segment revenue and profit or loss reflects only revenues from external customers. The costs of certain corporate level expenses, primarily general and administrative expenses, are allocated to our operating segments at predetermined rates that approximate cost.

We do not track or assign assets by operating segment.

The following represents a summary of segment revenue, and a segment measure of profit or loss, for the year ended June 30, 2004:

(in thousands)
Revenues:
Licensed Technology	$58,721
Outsourced Solutions	14,099
Tailored Solutions	9,312

Total revenues	$82,132

Segment measure of profit (loss)
Licensed Technology	$4,302
Outsourced Solutions	(639)
Tailored Solutions	(1,040)

Total measure of segment profit	$2,623

A reconciliation of the measure of segment profit to our GAAP operating loss for 2004, before the provision for income taxes, is as follows:

(in thousands)
Segment measure of profit	$2,623
Less:
Amortization of intangible assets	(4,277)
Stock compensation expense	(41)
In-process research and development	(842)
Other income, net	288

Loss before provision for income taxes	$(2,249)

Customers

Our customer base, at over 6,000 companies, is in industries such as financial services, health care, technology, communications, education, media, manufacturing and government. We provide our products and services to leading organizations across this array of industries, which currently include approximately 50 of the Fortune 100 companies and 90 of the FTSE (Financial Times) 100 companies. Revenues within our Tailored Solutions segment, which contributed approximately 11% of our consolidated revenues for the year ended June 30, 2004, are derived from banking and financial institution customers. Revenues from our Legal eXchange product, which is a subset of our Outsourced Solutions segment (which constituted approximately 17% of consolidated revenue for the year ended June 30, 2004), have been derived principally from large global insurance companies.

Sales and Marketing

As of June 30, 2004, we employed 65 sales executives worldwide, of whom 35 were focused on the Americas markets, 28 were focused on European markets and 2 were focused on Asia Pacific markets. We market and sell our products directly through our sales forces and indirectly through channel partners and reseller relationships acquired through our acquisition of Create!form, Inc. (Createform). We market and sell our products domestically and internationally with a focus on the UK and, to a lesser degree, Australia. We also maintain an inside sales group, which provides a lower-cost channel into maintaining existing customers and expanding our customer base.

Competition

The markets in which we participate are highly competitive. We believe our ability to compete depends on factors within and beyond our control, including:

•	the performance, reliability, features, price and ease of use of our offerings as compared to competitor alternatives;

•	our industry knowledge and expertise;

•	the execution of our sales organizations;

•	our ability to secure and maintain strategic relationships;

•	our ability to support our customers; and

•	the timing and market acceptance of new products and enhancements to existing products by us and by our current and future competitors.

For financial business process management solutions, we compete primarily with companies that provide a broad offering of electronic data interchange products, such as CheckFree, Pegasystems, Velosant and Edocs, companies that provide solutions to create, publish, manage and archive electronic documents, such as Adobe and Optio Software, and companies that offer electronic payment and laser check printing software and services, such as Payformance, MHC Associates, and ACOM Solutions in the US and Microgen, Albany Software Ltd., Access Europe and Eiger Systems Limited in the UK. To a lesser extent, we compete with providers of enterprise resource planning solutions and providers of traditional payment products, including check stock and check printing software and services. In addition, some financial institutions compete with us as outsourced check printing and electronic payment services for their customers.

For electronic banking, we primarily compete with companies such as S1 Corporation and Digital Insight that offer a wide range of financial services including electronic banking applications. We also encounter competition to a lesser degree from Metavante, SunGard, Fundtech and Politzer and Haney, as well as companies that provide traditional treasury workstation solutions.

In the legal billing market, we compete with a number of companies, including DataCert, CT Corporation, Visibillity and Allegiant Systems.

Although we believe that we compete favorably, the markets for our products and services are intensely competitive and characterized by rapid technological change and a number of factors could adversely affect our ability to compete in the future, including those discussed in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Certain Factors That May Affect Future Results”.

Backlog

At the end of fiscal year 2004, our backlog was $38.5 million, including deferred revenues of $17.6 million. At the end of fiscal year 2003, our backlog was $25.0 million, including deferred revenues of $13.7 million. We do not believe that backlog is a meaningful indicator of sales that can be expected for any period, and there can be no assurance that backlog at any point in time will translate into revenue in any subsequent period. However, we estimate that 90% to 100% of our deferred revenues and 65% to 75% of our backlog will be recognized as revenue in fiscal year 2005.

Proprietary Rights

We rely upon a combination of patents, copyrights, trademarks and trade-secret laws to establish and maintain proprietary rights in our technology and products. We had 39 active patent applications relating to our products as of June 30, 2004. We have been awarded two patents, which expire in July 2015, and expect to receive others. We intend to continue to file patent applications as we develop new technologies.

There can be no assurance, however, that our existing patent applications, or any others that may be filed in the future, will issue or will be of sufficient scope and strength to provide meaningful protection of our technology or any commercial advantage to us, or that the issued patents will not be challenged, invalidated or circumvented. In addition, we rely upon a combination of copyright and trademark laws and non-disclosure and other intellectual property contractual arrangements to protect our proprietary rights. Given the rapidly changing nature of the industry’s technology, the creative abilities of our development, marketing and service personnel may be as or more important to our competitive position as the legal protections and rights afforded by patents. We also enter into agreements with our employees and clients that seek to limit and protect our intellectual property and the distribution of proprietary information. However, there can be no assurance that the steps we have taken to protect our intellectual property will be adequate to deter misappropriation of proprietary information, and we may not be able to detect unauthorized use and take appropriate steps to enforce our proprietary rights.

Government Regulation

Although our operations have not been subject to any material industry-specific governmental regulation, some of our existing and potential customers are subject to extensive federal and state governmental regulations. In addition, governmental regulation in the financial services industry is evolving, particularly with respect to payment technology, and our customers may become subject to increased regulation in the future. Accordingly, our products and services must be designed to work within the regulatory constraints under which our customers operate.

Executive Officers and Other Key Employees of the Registrant

Our executive officers and other key employees and their respective ages as of August 31, 2004, are as follows:

Name	Age	Positions
Joseph L. Mullen	52	Chief Executive Officer and Director
Robert A. Eberle	43	President, Chief Operating Officer and Director
Peter S. Fortune	45	President of Bottomline Europe
Kevin M. Donovan	34	Chief Financial Officer and Treasurer
Paul J. Fannon	36	Managing Director, Transaction Services Europe
Thomas D. Gaillard	41	Vice President and General Manager, Transaction Services North America
Craig A. Jones	47	Vice President and General Manager, Banking and Financial Solutions North America
Kurt A. Mueffelmann	39	Vice President and General Manager, Business Process Solutions and President of Create!form International, Inc.
Chris W. Peck	39	Managing Director, Group Sales Europe
Nigel K. Savory	37	Managing Director, Payment Solutions Europe

Joseph L. Mullen has served as a director since July 1996 and Chief Executive Officer since August 2002. Mr. Mullen has served as President from September 2000 to August 2004. From September 2000 to April 2001, Mr. Mullen also served as Chief Operating Officer. From July 1996 to September 2000, Mr. Mullen served as Executive Vice President of Operations, and from July 1991 to July 1996, he served as Vice President of Sales and Marketing.

Robert A. Eberle has served as a director since September 2000. Mr. Eberle has served as President since August 2004 and as Chief Operating Officer since April 2001. Mr. Eberle served as Chief Financial Officer from September 1998 to August 2004. From September 1998 to May 2001, Mr. Eberle also served as Treasurer.

Peter S. Fortune has served as President of Bottomline Europe since we acquired the predecessor company in August 2000. From May 1993 to August 2000, Mr. Fortune served as Executive Director of Checkpoint Security Services Limited, an electronic payment software company in the UK and from March 1999 to August 2000, Mr. Fortune served as Chief Executive Officer of Checkpoint Holdings. From January 1990 to March 1999, Mr. Fortune held a variety of positions at Checkpoint, including Managing Director for Security Print and Outsourced Services, General Manager of Security Print Operations and Head of Product Management. Prior to January 1990, Mr. Fortune held various positions at Unisys Corporation, including Director of Customer Services for U.K. Printing Operations.

Kevin M. Donovan has served as Chief Financial Officer since August 2004 and as Treasurer since May 2001. Mr. Donovan served as Vice President, Finance from January 2000 to August 2004. From February 1999 through December 1999, Mr. Donovan served as Corporate Controller.

Paul J. Fannon has served as Managing Director, Transaction Services Europe since December 2003. From December 2001 through December 2003, Mr. Fannon served as Managing Director, Payment Solutions. From August 2000, the date we acquired the predecessor company, to December 2001, Mr. Fannon served as Client Services Director of Bottomline Europe. From November 1999 through August 2000, Mr. Fannon served as Client Services Director of Checkpoint Security Services Limited. From January 1998 to November 1999, Mr. Fannon served as Director of Outsourcing Services for Checkpoint Security Services Limited.

Thomas D. Gaillard has served as Vice President and General Manager, Transaction Services North America since July 2003. From May 2002 to June 2003, Mr. Gaillard served as Vice President, Corporate Development. From December 2001 to May 2002, Mr. Gaillard served as Chief Operating Officer of eVelocity Corporation, a provider of legal electronic invoicing solutions. From November 1999 to June 2001, Mr. Gaillard served as Chief Financial Officer for Newmarket International, a software company. From January 1992 to November 1999, Mr. Gaillard held a variety of senior management positions at NovaNET Learning, Inc, an educational software company.

Craig A. Jones has served as Vice President and General Manager, Banking and Financial Solutions North America since July 2003. From July 2002 to June 2003, Mr. Jones served as Vice President of Product Management. From September 1999 to July 2002 Mr. Jones served as Vice President of Marketing. From October 1997 to September 1999, Mr. Jones served as Vice President of Product Management at GTE CyberTrust, an Internet based security division of GTE.

Kurt A. Mueffelmann has served as Vice President and General Manager, Business Process Solutions North America since January 2004. Mr. Mueffelmann has also served as President of Create!form, Inc. since we acquired the predecessor company in September 2003. From April 2000 through September 2003, Mr. Mueffelmann served as President and Chief Executive Officer of Create!form International, Inc. From August 1997 to January 2000, Mr. Mueffelmann served as President and CEO of RealWorld Corporation, a financial accounting and e-commerce software provider.

Christopher W. Peck has served as Managing Director, Group Sales Europe since July 2003. From August 2000, the date we acquired the predecessor company, through June 2003, Mr. Peck served as Group Sales Director of Bottomline Europe. From March 1994 to August 2000, Mr. Peck served as Group Sales Director of Checkpoint Security Services Limited and from March 1999 to August 2000, Mr. Peck served in the same capacity for Checkpoint Holdings.

Nigel K. Savory has served as Managing Director, Payment Solutions Europe since December 2003. From December 2001 through December 2003, Mr. Savory served as the Managing Director Transaction Services group. From August 2000, the date we acquired the predecessor company, through December 2001, Mr. Savory served as the European Business Development Director of Bottomline Europe. From January 1998 through August 2000, Mr. Savory served as the European Business Development Director of Checkpoint Security Services Limited.

Employees

As of June 30, 2004, we had 433 full-time employees, 127 of whom were in sales and marketing, 139 of whom were in customer support, 97 of whom were in development and 70 of whom were in administration and finance. None of our employees are represented by a labor union. We have not experienced any work stoppages and believe that employee relationships are good. Our future success will depend in part on our ability to attract, retain and motivate highly qualified technical and managerial personnel in a highly competitive market.